EXHIBIT 99

NEWS RELEASE
For Immediate Release / August 31, 2004
Contact: Chad Hyslop or Jim Baumgardner (208) 331-8400
info@americanecology.com     www.americanecology.com
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                           AMERICAN ECOLOGY ANNOUNCES
                         $0.25 PER SHARE ANNUAL DIVIDEND

                      COMPANY SETS SEPTEMBER 30 RECORD DATE

     BOISE, Idaho - President and Chief Executive Officer Stephen Romano today announced that the Board of Directors of American Ecology Corporation [NASDAQ:
ECOL] has declared a $0.25 per common share annual dividend for stockholders of record on September 30, 2004. The Company will pay the dividend on October 15, 2004.

     "Due to the strong operating leverage of its core waste disposal business, we are confident American Ecology can deliver sustained earnings growth and pay an annual dividend going forward," Romano stated, adding, "The Company's free cash flow is sufficient to fund an annual dividend while also funding all of the capital investments required to support its growth initiatives."

     Since a management change in late 2001, American Ecology has exited all non-core businesses, resolved a series of longstanding lawsuits, improved operational efficiency, reduced overhead costs and paid down debt. During this time, the Company has also spent approximately $6.4 million to eliminate all preferred stock and paid a former bank $5.5 million to purchase and retire an outstanding warrant for approximately 8% of the Company's stock at a price of $4.07 per underlying common share.

     "These recent efforts have greatly improved American Ecology's balance sheet, simplified its capital structure and removed potentially dilutive overhang on the Company's stock," commented Senior Vice President and Chief Financial Officer Jim Baumgardner.

     On August 3, 2004 the Company reported 17,229,718 common shares outstanding. Management estimates that approximately $4.3 million will be paid out for this annual dividend. At June 30, 2004, the Company reported $9.6 million in cash and short-term investments.

     "The hard work of the past several years has produced a lean, focused organization with strong free cash flow," Romano stated, concluding "American Ecology is very pleased to be in a position to aggressively pursue growth while also distributing this dividend to its shareholders."


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THIRD QUARTER RESULTS

     The Company will announce financial results for the quarter ending September 30, 2004 after the stock market closes on Tuesday, October 19, 2004. Management will host an investor conference call on Wednesday, October 20, 2004 at 10 a.m. mountain time to discuss the financial results for the quarter and the dividend.

ABOUT AMERICAN ECOLOGY

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

     This press release contains forward-looking statements that are based on management's current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company can successfully generate earnings, implement its growth plan or declare or pay future dividends. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.
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